Exhibit 99

News Release

For further information please contact:
W. Harold Parker, Jr.					(919) 683-7631




FOR IMMEDIATE RELEASE			          May 22, 1995

                      CCB FINANCIAL CORPORATION AND SECURITY
                  CAPITAL BANCORP ANNOUNCE COMPLETION OF MERGER


Durham and Salisbury, North Carolina------CCB Financial Corporation and Security Capital Bancorp jointly announced today the completion of their merger. Based on the closing price of CCB Financial Corporation's common stock on May 19, 1995, the transaction has an indicated value of approximately $244 million. Effective with the opening of business on May 22, 1995, the former offices of Security Capital Bancorp's subsidiaries, Security Capital Bank and OMNIBANK, SSB, Salisbury, N.C.; Citizens Savings, SSB, Concord, N.C.; and Home Savings Bank, SSB, Kings Mountain, N.C., will operate as offices of Central Carolina Bank and Trust Company, the lead bank subsidiary of CCB Financial Corporation.

Ernest C. Roessler, President and Chief Executive Officer of CCB stated that "We are very pleased to close our merger with Security Capital, including the conversion of major data processing systems. Due to the combined efforts of both companies, we were able to complete this process in just over six months from date of announcement. We are excited about the combination and moving forward in achieving the opportunities available to

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us.  The merger has significantly increased CCB's share of the critical
Charlotte and Metrolina banking market and provides us with a substantial presence in a number of the important market areas in the south central and western Piedmont Regions of North Carolina."

David B. Jordan, Vice Chairman and Chief Executive Officer of Security Capital commented, "We are also excited about the completion of the combination and the significant ownership our shareholders have achieved in a company with CCB's financial strength. Going forward, our combined company will have the resources, market presence, breadth of products and services and opportunities for operating efficiencies necessary to compete successfully in the increasingly concentrated financial services industry."

As a result of the merger, CCB has assets of more than $4.7 billion, serves over 50% of North Carolina's population and has the fourth largest market share in the Charlotte Metropolitan Statistical Area.


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